UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Exact Name of Registrant as Specified in its Charter)

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VOTE FOR THE KING STREET SUB-ADVISORY AGREEMENT Your Fund’s experienced Board unanimously recommends shareholders to vote “FOR” a better path forward for XFLT

XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”) is holding a Special Meeting of Shareholders on July 30, 2026, to approve a new investment sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XA Investments LLC and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”). King Street’s collateralized loan obligations (CLOs) platform manages $12.3 billion in assets across 20 U.S. CLOs, nine European CLOs and one collateralized bond obligation.

If the proposal is approved, your Fund’s Board believes the King Street Sub-Adviser will be well positioned to improve the Fund’s performance, potentially increase your dividend and execute the Fund’s strategy more dynamically.

Why XFLT Shareholders Should Vote “FOR” the King Street Sub-Adviser on the WHITE Proxy Card

Vote today on the WHITE proxy card “FOR” the proposal that your Board believes will maximize your Fund’s potential for increased distributions and improved performance

HOW TO VOTE

If you have any questions or need assistance voting your shares please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com

EVERY VOTE COUNTS. VOTE “FOR” THE PROPOSAL.